Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR REPORTS SECOND QUARTER 2006 RESULTS

New York, NY — August 3, 2006 - Advanstar Communications Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences, and Powersports industries, today reported operating results for the second quarter ended June 30, 2006.

Second Quarter and First Half 2006 Overview

Advanstar’s results for the second quarter and first half of 2006 reflect the positive impact of the strategies, operating structure, and growth initiatives we implemented in the last year.

Joe Loggia, President and CEO of Advanstar said, “We are continuing to build on our outstanding start to 2006 and have maintained our positive momentum through the second quarter.  Launching new products and enhancing the customer experience, combined with continuous improvement in our operating efficiencies, drove our 13% revenue growth and 28% EBITDA increase for the first half of the year.

The following table summarizes Advanstar’s performance for the second quarter and first half ended June 30, 2006 and 2005:

	Quarter Ended			Six Months Ended
	June 30,			June 30,
(in thousands of dollars)	2006	2005	% Change	2006	2005	% Change

Revenue	$59,238	$55,990	6%	$165,816	$146,562	13%
Operating (loss) income	(843)	(3,285)	74%	29,756	18,385	62%
Net (loss) income	(16,835)	15,509	-209%	(1,759)	21,654	-108%
Operating cash flow	2,377	(17,667)	113%	16,218	(13,623)	219%
EBITDA (1)	9,187	6,234	47%	48,448	37,862	28%

(1)             A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Second Quarter Results

Revenue increased 6% to $59.2 million from $56.0 million for the same quarter last year.  The increase is due to 9% growth in the Fashion & Licensing segment, 24% growth in the Powersports segment and 3% growth in the Life Sciences segment.  There were no material event timing differences in the quarter.

Operating loss from continuing operations improved to $0.8 million from $3.3 million in the second quarter of 2005.  Contribution margin grew 17% in the Fashion & Licensing segment and 8% in the Life

Sciences segment, while losses were reduced in our Powersports segment.  The 2005 results include a restructuring charge of $2.0 million related to a workforce and leased office space reduction.

EBITDA in the second quarter grew 47% to $9.2 million from $6.2 million in the same quarter of 2005.  EBITDA in the second quarter of 2005 includes the aforementioned restructuring charge of $2.0 million.  The balance of the improvement is driven by both solid revenue growth and generally improved operating performance.

Cash provided by operations was $2.4 million compared to cash used by operations of $17.7 million in the second quarter last year.  Operating cash flow in 2006 benefited from strong operating performance, tradeshow booth deposits from the Project tradeshow business which was acquired in August 2005 and a reduction in cash interest expense as a portion of long-term debt was repaid in June of 2005.

Net loss was $16.8 million, compared to net income of $15.5 million in the second quarter of 2005.  The reduction is primarily due to non-recurring items in the second quarter of 2005.  Net income in the second quarter of 2005 included the results of assets sold to Questex, which are reported separately as discontinued operations and included a $53.0 million gain on the sale of these assets.    These gains were partially offset by costs of $12.6 million incurred in relation to the extinguishment of a portion of the Company’s debt.

Second Quarter Segment Operating Summary

The following table summarizes the quarterly segment operating results:

	Revenue			Contribution Margin (1)
	Quarter Ended			Quarter Ended
	June 30,		%	June 30,		%
(in thousands of dollars)	2006	2005	Change	2006	2005	Change

Fashion & Licensing	$10,952	$10,074	9%	$4,999	$4,286	17%
Life Sciences	40,002	38,977	3%	13,428	12,488	8%
Powersports	5,514	4,435	24%	(115)	(1,043)	89%
Other	2,770	2,504	11%	173	1,199	-86%

(1)             Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs; and segment management costs.

Fashion & Licensing:

Revenue from Fashion & Licensing for the second quarter of 2006 increased 9% to $11.0 million from $10.1 million in the same quarter of 2005.  Revenue from the Licensing International show grew 6%, or $0.5 million, reflecting a 5% increase in square feet, which increased the size of the event to more than 200,000 square feet.   License!  magazine revenue grew 18%, or $0.3 million, due largely to a 15% increase in advertising pages.

Contribution margin from Fashion & Licensing increased 17% to $5.0 million in the second quarter of 2006 from $4.3 million in the second quarter of 2005 due to the successful Licensing International event and revenue growth in License! magazine.

Life Sciences:

Revenue from Life Sciences increased 3% to $40.0 million in the second quarter of 2006 from $39.0 million in the same quarter of 2005.  The increase in revenue was due to strong performances of several publications, including DVM Newsmagazine, Dental Lab Products, Formulary, and Contemporary Pediatrics, as well as the launches of new conferences and publications.  These revenue gains were partially offset by a decline in revenue from our IVT pharmaceutical conferences.

Contribution margin from Life Sciences increased 8% in the second quarter of 2006 to $13.4 million from $12.5 million in the second quarter of 2005, due primarily to increased revenue and improved operating efficiencies from the management restructuring undertaken in the second quarter of 2005.

Powersports:

Revenue from Powersports in the second quarter of 2006 increased 24% to $5.5 million from $4.4 million reported in the same quarter of 2005 driven primarily by strong growth in our off-road sector, including the launch of Off-Road Expo in Salt Lake City.

Contribution margin from Powersports improved in the second quarter of 2006 to a loss of $0.1 million from a loss of $1.0 million in the second quarter of 2005 due primarily to the performance of the off-road properties launched in 2004 and 2005.

General and Administrative:

General and administrative costs increased 8% to $9.4 million from $8.7 million in the second quarter of 2005 primarily due to increases in legal costs related to outstanding legal claims.

First Half Segment Operating Summary

The following table summarizes the first half segment operating results:

	Revenue			Contribution Margin (1)
	Six Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(in thousands of dollars)	2006	2005	Change	2006	2005	Change

Fashion & Licensing	$59,046	$46,970	26%	$33,917	$27,872	22%
Life Sciences	75,122	71,679	5%	23,580	21,660	9%
Powersports	26,660	23,060	16%	10,410	8,114	28%
Other	4,988	4,853	3%	1,170	2,458	-52%

(1)             Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs; and segment management costs.

Fashion & Licensing:

Revenue from Fashion & Licensing for the first half of 2006 increased 26% to $59.0 million from $47.0 million in the same period of 2005.  Revenue from MAGIC Marketplace Spring in Las Vegas grew 22% or $8.2 million due to an increase in square feet sold, yields and sponsorships, which included the Las

Vegas Project and POOL events acquired in the third quarter of 2005.  First half revenue in Fashion & Licensing also benefited from successful Project and Licensing International events held in New York.

Contribution margin from Fashion & Licensing increased 22% to $33.9 million in the first half of 2006 from $27.9 million in the first half of 2005 due largely to revenue growth from the MAGIC Marketplace Spring, including the Las Vegas Project and POOL events, as well as the New York Project and Licensing International events.

Life Sciences:

Revenue from Life Sciences increased 5% to $75.1 million in the first half of 2006 from $71.7 million in the same period of 2005.  The increase in revenue was driven by a 32% increase in healthcare custom projects revenue, strong performances in our specialty care, dental and pharmaceutical publications, and the launch of Firstline and Modern Hygienist magazines as well as the addition of a new veterinary conference and trade show.

Contribution margin from Life Sciences increased 9% in the first half of 2006 to $23.6 million from $21.7 million in the first half of 2005 due primarily to increased revenue and improved operating efficiencies achieved in the management restructuring undertaken in the second quarter of 2005.

Powersports:

Revenue from Powersports in the first half of 2006 increased 16% to $26.7 million from $23.1 million reported in the same period of 2005.  The International Motorcycle Show tour events and Dealer Expo increased square feet 6% and revenue 10% in 2006.  In the off-road market we held a strong second year Off-Road Impact Expo trade event and launched Off-Road Expo-Salt Lake City, a consumer off-road event.  Ad pages and ad revenue for Powersports publications grew 24% and 26%, respectively, due to new product segments and Asian manufacturing advertisers in our automotive titles as well as the continued development of our Off-Road publications, DIRTsports and Off-Road Business.

Contribution margin from Powersports increased 28% in the first half of 2006 to $10.4 million from $8.1 million in the first half of 2005.  Revenue growth across the segment drove the contribution increase and provided for continued investments in our off-road publication and event launches as well as an expansion of product categories in the International Motorcycle Show Tour and Dealer Expo event.

General and Administrative:

General and administrative costs decreased 10% to $18.3 million from $20.2 million in the first half of 2005 primarily due to items in 2005 including strategic consulting costs and deferred earn-out compensation costs for the IVT acquisition, as well as lower legal and accounting fees as more of our SOX §404 preparation is done by in-house staff, reduced costs from the new employee health plan implemented in the third quarter of 2005, and lower foreign currency exchange losses compared to the first half of last year.  Office costs decreased $0.8 million due to the office consolidations begun in 2005.

Discontinued Operations

Advanstar completed a significant strategic realignment and refocusing of its portfolio through the sale of its non-core assets in a series of transactions in 2005.  In May 2005, Advanstar sold its tradeshows, publications and direct marketing products in the information technology, travel, beauty, home entertainment and portfolio sectors to Questex Media Group.  Also during 2005, Advanstar closed the remaining East Coast fashion events acquired in the Larkin transaction and sold its Arenacross Championship Series events.

Income from discontinued operations for 2005 includes the results of the operations of assets sold or discontinued during 2005 and the gain on the sale of assets.  The results included in discontinued operations are not included in reported revenue, contribution margin or EBITDA.

Conference Call Information

Advanstar will hold a conference call to review second quarter of 2006 results today at 11:00 a.m. Eastern.  The call can be accessed by dialing 1-800-399-1392 with access code number 3785767.  A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences and Powersports industries.  Advanstar serves business professionals and consumers in these industries with its portfolio of 87 events, 58 publications and directories, 125 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business.  However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 30, 2006 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)

Revenue	$59,238	$55,990	$165,816	$146,562

Operating expenses:
Cost of production	11,806	11,293	33,945	27,519
Selling, editorial and circulation	26,894	24,422	58,371	52,420
Segment management costs	2,053	3,345	4,423	6,519
General and administrative expenses	9,378	8,681	18,304	20,227
Restructuring charge	(80)	2,015	2,325	2,015
Depreciation and amortization	10,030	9,519	18,692	19,477
Total operating expenses	60,081	59,275	136,060	128,177

Operating (loss) income	(843)	(3,285)	29,756	18,385
Other income (expense):
Interest expense	(14,054)	(17,610)	(27,826)	(35,274)
Interest income	482	668	957	845
Loss on extinguishment of debt	(497)	(12,581)	(497)	(12,581)
Other (expense) income, net	(4)	(38)	(157)	(21)
(Loss) income from continuing operations before income tax expense	(14,916)	(32,846)	2,233	(28,646)
Provision (benefit) for income taxes	1,871	(3,680)	3,870	(1,885)
Loss from continuing operations before cumulative effect of accounting change	(16,787)	(29,166)	(1,637)	(26,761)

(Loss) income from operations of discontinued businesses	(48)	44,675	(122)	43,797
(Loss) income before cumulative effect of accounting change	(16,835)	15,509	(1,759)	17,036
Cumulative effect of accounting change	—	—	—	4,618
Net (loss) income	$(16,835)	$15,509	$(1,759)	$21,654

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)

EBITDA	$9,187	$6,234	$48,448	$37,862
Depreciation and amortization	(10,030)	(9,519)	(18,692)	(19,477)
Operating (loss) income	(843)	(3,285)	29,756	18,385

Interest expense, net	(13,572)	(16,942)	(26,869)	(34,429)
Write-off of deferred financing costs	(497)	(12,581)	(497)	(12,581)
Other (expense) income, net	(4)	(38)	(157)	(21)
Provision (benefit) for income taxes	(1,871)	3,680	(3,870)	1,885
Cumulative effect of accounting change	—	—	—	4,618
(Loss) income from operations of discontinued businesses	(48)	44,675	(122)	43,797
Net (loss) income	(16,835)	15,509	(1,759)	21,654
Gain on sale of business	—	(53,053)		(53,053)
Impairmant loss on intangible assets	—	2,272	—	2,272
Cumulative effect of accounting change	—	—	—	(4,618)
Write-off of deferred financing costs	497	3,517	497	3,517
Depreciation and amortization	10,030	10,811	18,692	22,431
Deferred income taxes	1,867	7,940	3,816	10,940
Other non-cash items	371	1,012	1,929	2,572
Changes in operating assets and liabilities	6,447	(5,675)	(6,957)	(19,338)
Net cash provided by operating activities	$2,377	$(17,667)	$16,218	$(13,623)

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation.  EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing Credit Facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

David Montgomery

Chief Financial Officer

Advanstar Communications

218.723.9222

or

Leigh Parrish

Financial Dynamics for Advanstar Communications

212.850.5651